Exhibit 10.4

EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

(1)

Allego Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Arnhem, The Netherlands and its office address at Westervoortsedijk 73 LB1, 6827 AV Arnhem with registration number 73282754 (the “Company”); and

(1)	M.J.J. Bonnet, born on 28 April 1973 and residing at 6 Impasse de Hurlevent, 69270 Saint Romain au Mont d’Or, France (the “Executive”);

WHEREAS:

(a)	The Company wishes to employ the Executive as CEO per Tuesday 10 December 2019 whereby it is also intended that the Executive will be appointed to the board of the Company (the “Company’s Board”);

(b)

The Executive will be appointed by the general meeting of shareholders as managing director of the Company on Tuesday 10 December whereby a copy of the shareholders resolution is attached as Schedule 1;

(c)

The appointment of the Executive to the Company’s Board will take place after the relevant works council of the Company has rendered its advice, in accordance with the provisions of the Dutch Works Council Act (Wet op de ondernemingsraden);

(d)

The Executive has confirmed not to be bound by any non-compete undertaking or other obligations restricting him to work for the Company or another group company as from the start date of the employment; and

(e)	The Company and the Executive wish to record the applicable terms of employment agreed between them in writing.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	COMMENCEMENT, TERM AND NOTICE

1.1

This employment agreement (the “Agreement”) is entered into with effect from Tuesday 10 December 2019 (the “Start Date”) for a definite period of 12 months and it will therefore terminate by operation of law without prior written notice being required on 10 December 2020.

1.2	This Agreement may be prematurely terminated by either party as per the last day of any calendar month, observing the legal statutory notice period.

1.3	At the termination of this Agreement or suspension, the Executive shall voluntarily resign from the statutory position(s) held by him within the Company or any affiliated company.

Draft Date: 22 November 2019

1.4	The employment will end in any event without notice being required on the last day of the month in which the Executive will be entitled to receive his state pension (AOW gerechtigde leeftijd).

2.	DUTIES AND POWERS

2.1	The Executive will be employed in the position of CEO.

2.2	During the term of his employment the Executive shall:

2.2.1	devote the necessary time, energy and skills to the business of the Company and its affiliated companies;

2.2.2

faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or conferred upon the Executive by law, the Company’s articles of association or any (management) regulation;

2.2.3	aim to look after the interest and reputation of the Company and/or its shareholders; and

2.2.4	refrain from action that could be damaging to the Company and/or its shareholders.

2.3

If and so long as the Company’s non-executive board members so direct and/or approve, the Executive shall perform and exercise the said duties and power also on behalf of any affiliated companies. Such duties shall be governed by the terms and conditions contained in this Agreement and shall not entitle the Executive to any further remuneration.

3.	WORKING HOURS / OVERTIME AND PLACE OF EMPLOYMENT

3.1	The Executive will devote the necessary time to perform his task.

3.2

The principal place of employment of the Executive will be the office of the Company in Arnhem. The Company reserves the right to change this place of employment and to transfer the Executive to such other place, as reasonably determined by the Company.

4.	SALARY AND HOLIDAY ALLOWANCE

4.1

The Executive shall receive a base salary of EUR 60,000 gross per annum (which is considered to include holiday allowance) (the “Base Salary”), to be paid in twelve equal monthly instalments payable on the last day of every calendar month.

4.2	The Executive may be eligible to the 30% ruling, as defined and included in Schedule 2.

5.	EXPENSES AND OTHER BENEFITS

The Company shall pay the Executive any out-of-pocket expenses reasonably incurred by the Executive in the performance of his duties under this Agreement, upon submission of written evidence of such expenses and in accordance with the Company’s expense policy in force from time to time and subject to prior written approval by the Company.

Draft Date: 22 November 2019

6.	PENSIONS

For the duration of the Agreement, the Executive will be registered as a participant in the General Pension fund for Public Employees (‘Algemeen Burgerlijk Pensioenfonds (ABP)’), if and as soon as the Executive meets the relevant requirements set out in the Pension scheme. Contribution to the ABP will be deducted and paid in accordance with the applicable rules.

7.	VACATION DAYS

7.1

The Executive shall be entitled to 25 per calendar year in addition to public holidays in The Netherlands. In the event that this agreement starts or ends during the course of a calendar year the Executive shall be entitled to a pro rata number of holidays with regard to that calendar year. The statutory expiry periods apply.

7.2	The Executive shall take his holidays in consultation with the other members of the Board.

8.	ILLNESS OR DISABILITY

8.1

In the event that the Executive is prevented from performing his duties under this Agreement as a result of illness or disability, the Executive shall be required to give immediate notice thereof to the Company in accordance with the illness policy of the Company.

8.2

During a period of illness or disability, the Executive shall comply with all provisions of Dutch law regarding illness and disability and follow and comply with all instructions or directions given by or on behalf of the Company in that regard.

8.3

In the event that the Executive is unable to fully perform his duties due to illness or disability, the Company shall, pay 70 percent of the Base Salary to the Executive during the first 52 weeks of such illness or disability. During the second 52 weeks of illness or disability of the Executive, the Company shall pay 70 percent of the Base Salary to the Executive.

8.4

Consecutive periods of illness, injury or other incapacity interrupted by one or more periods of less than four weeks each during which the Executive performs his duties under this Agreement, will be deemed to be one period of illness or disability for the determination of the time during which the Company shall continue to pay the Base Salary of the Executive as referred to in the aforesaid clause 8.3.

8.5

The payments as referred to in clause 8.3 will be made less any amounts paid directly to the Executive under any insurance taken out by the Executive or the Company in this respect and/or benefits of and/or claims in respect of loss of income vis-à-vis third parties in connection with said illness or disability.

8.6

In the event that a third party or parties may be liable for the illness or disability of the Executive, the Company shall only make payments where there is no recourse of the Executive against such third party. The Company may however advance to the Executive during such period sums not yet recovered by the Executive from such third party, against such security as may be required by the Company.

Draft Date: 22 November 2019

9.	INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS

9.1

Insofar as the rights specified hereinafter are not vested in the Company by operation of law on the grounds of the employment relation between the parties, the Executive hereby explicitly states that he will transfer and, insofar as possible, hereby transfers (draagt over) to the Company in advance (bij voorbaat) all rights, title and interest in any intellectual and/or industrial property rights of whatever nature in or arising from work, ideas, concepts, discoveries, inventions, improvements and/or developments made or acquired by the Executive in the discharge of the duties under this Agreement, both in the Netherlands and abroad, which transfer the Company hereby accepts (aanvaardt). In so far as permitted by law, the Executive waives, for now and for then, his/her global moral rights under the intellectual property rights, such as Section 25 of the Dutch Copyright Act and similar stipulations in foreign legislation and regulations and covenants;

9.2

The Executive will at the Company’s request assist the Company in obtaining, any intellectual property rights or similar rights in respect of any work, ideas, concepts, discoveries, inventions, improvements and/or developments as referred to in paragraph 1 of this article and to vest the same solely in the Company and for the exclusive benefit of the Company, to the extent that the same have not already vested in the Company by law. In so far as the intellectual and/or industrial property rights of whatever nature cannot be transferred, the Executive hereby grants the Company the free, global, perpetual, transferable and exclusive right to use such rights.

9.3

The Executive will promptly disclose to the Company fully and completely any ideas, concepts, discoveries, inventions, improvements and developments, made or acquired by the Executive in the discharge of the duties under this Agreement, both in the Netherlands and abroad.

9.4

The Executive guarantees that any intellectual property rights or similar rights to be transferred are unencumbered and that no third-party rights are vested in them. The Executive also guarantees the Company the unchallenged use of the intellectual property rights and similar rights and will refrain from registering any work or having it registered, in his/her own name or that of a third party, as a brand, a model, a patent or any other intellectual property right.

9.5

The Executive acknowledges that the salary mentioned under article 4.1 of this Agreement includes reasonable compensation for the fact that the intellectual and industrial property rights, referred to above, will vest in the Company by operation of law or for the transfer to the Company of such rights pursuant to section 1 of this article.

10.	SIDE ACTIVITIES

10.1

During the term of this Agreement, the Executive is authorized to perform any paid or unpaid side activities assuming no conflict of interest that has not been raised and dealt with at Board level has been identified. Any such activities undertaken upon signing of this Agreement should be disclosed to the board. For the avoidance of doubt, the Executive activities as CEO of E6 and of OVM Energies are considered as disclosed.

Draft Date: 22 November 2019

10.2

During his employment hereunder, the Executive shall not be permitted to have or take in any way, whether directly or indirectly, any interest in companies pursuing activities in direct competition with or similar or related to the activities of the Company and its affiliated companies Any interest in companies who are suppliers, licensors, principals, buyers or licensees of the Company held upon signing of this Agreement should be disclosed prior to signing.

11.	CONFIDENTIALITY, NON DISCLOSURE AND COMPANY PROPERTY

11.1

The Executive shall not during the continuance of his employment with the Company or at any time after the termination thereof, print, publish or communicate or otherwise disclose to any person, firm or company or use directly or indirectly (except in the proper performance of his duties hereunder among other the Board members of the Board of Directors of the Company): any trade secret or know-how, or any information of knowledge concerning or in any way relating to the business of the Company and its affiliated companies, or any information or knowledge relating to the clients, affairs, finances, dealings and concerns of the Company and its affiliated companies which may become known to the Executive during the course of his employment and the Executive shall use his best endeavour to prevent the publication or disclosure thereof.

11.2

In the event that the Executive is ordered to refrain from active duty and upon termination of this Agreement - irrespective of the manner in which and the reasons for which his employment may be terminated - the Executive shall at the Company’s first request to that effect surrender to the Company all property of the Company in his possession as well as all documents which in any way relate to the Company and/or the companies affiliated with the Company and/or its customers and other business relations, all this in the broadest sense, as well as all copies of such documents and property. The Executive shall not withhold any (electronic) copies of these items.

12.	COLLECTIVE LABOUR AGREEMENT

No collective labour agreement applies to this Agreement.

13.	D&O INSURANCE

The Company will include the Executive in its existing (group) D&O insurance policy for executive directors, as amended from time to time.

14.	PERSONNEL HANDBOOK

14.1	The Personnel Handbook of the Company is made available to the Executive on intranet, which the Executive hereby confirms to have received and accepted.

14.2

The (contents of the) Personnel Handbook, as amended from time to time by the Company, is considered to form an integral part of this Agreement. In case of conflict between a provision of the Personnel Handbook on the one hand and a provision of this Agreement on the other hand, the latter shall prevail.

14.3

The Company is entitled to unilaterally change any provision of the Personnel Handbook, as far as such changes are reasonable. Any changes made in the Personnel Handbook will as soon as possible be made available to the Executive.

Draft Date: 22 November 2019

15.	DATA PROTECTION

15.1

The Company will possess and collect personal data about the Executive in the course of his employment. The Company respects the Executive’s privacy and will treat the Executive’s personal data in compliance with the applicable employment laws and data protection laws, including the General Data Protection Regulation. The Company will act in accordance with its own privacy policies.

15.2

Reference is made to the HR Privacy Notice, which describes the Executive’s personal data that the Company collects and how and for what purposes the Company collects and uses this data (including the role of third parties). By signing this Agreement, the Executive confirms that he has read and understood the processing of personal data relating to the Employee as described in the HR privacy policy.

15.3

The Executive acknowledges that the processing (including transfer) of data described herein is essential for the administration of the employment and the operation of the Company’s or the business of any associated company.

15.4	The Executive agrees to treat any data to which he has access in the course of the employment in accordance with the Company’s policies and procedures as applicable from time to time.

16.	CHANGES

The Company reserves its rights to unilaterally change the employment terms and conditions contained in this Agreement, to the extent, these changes are reasonable and take into account clause 7:613 of the Dutch Civil Code.

17.	FINAL PROVISIONS

17.1

The invalidity (nietigheid) of one or more provisions of this Agreement shall not result in the invalidity of the remaining provisions of this Agreement. The Parties undertake to immediately hold consultations with each other in case any provision is void with a view to replace the relevant provision with a provision that is as similar as possible, without being void.

17.2

This Agreement shall be governed by and construed in accordance with the laws of The Netherlands. Any dispute arising out of or in connection with this Agreement shall be submitted to the competent courts in The Netherlands.

17.3

All payments under this Agreement will be made less the usual deductions and withholding under the applicable tax and social security laws to be withheld by employers unless it follows from the nature of the payment and applicable tax and social security laws that it may be made tax-free and premium.

17.4

The foregoing constitutes the entire Agreement between the parties and supersedes all (employment or services) agreements previously entered into by and between the Executive and the (bodies of the) Company and its affiliated companies.

Draft Date: 22 November 2019

This Agreement was entered into in twofold and signed by the parties on the dates mentioned below.

For and on behalf of,
Allego Holding B.V.,

Name:	Clive Pitt	Name:	Mathieu Bonnet
Title:	Executive Director	Title:
Date:	19-12-19	Date:	10/12/2019